

                                  EXHIBIT 12

                             CUMBERLAND FARMS, INC.
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                         RATIO OF EARNINGS TO FIXED CHARGES
                                    000's OMITTED
                                      FISCAL YEARS ENDED SEPTEMBER 30,
                               1996       1995        1994         1993         1992
                               ----       ----        ----         ----         ----
Net Income (Loss) before
 extraordinary gains         $21,848    $32,604    $(11,352)     $ 7,695     $(78,880)
Fixed Charges                 26,262     27,792      30,202       28,645       30,886
                             -------    -------    --------      -------     --------
                             $48,110    $60,396    $ 18,850      $36,340     $(47,994)
                             =======    =======    ========      =======     ========
Fixed Charges
  Interest                   $22,872    $25,071    $ 27,891      $25,947     $ 27,318
  Interest re: Rentals         3,170      2,501       2,146        2,698        3,568
  Amortization of
    Deferred Debt Expense        220        220         165
                             -------    -------    --------      -------     --------
Total Fixed Charges          $26,262    $27,792    $ 30,202      $28,645     $ 30,886
                             =======    =======    ========      =======     ========

Ratio of Earnings to
    Fixed Charges            1.8 to 1   2.2 to 1   .62 to 1     1.3 to 1           --
